Exhibit 99.1

SBT Bancorp, Inc. Reports Fourth Quarter and Year End 2016 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--January 26, 2017--SBT Bancorp, Inc. (the “Company”), (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc. (the “Bank”), today announced net income of $604 thousand or $0.45 basic and $0.45 diluted earnings per share for the quarter ended December 31, 2016, compared to a net income of $364 thousand or $0.30 basic and $0.30 diluted earnings per share for the quarter ended December 31, 2015. Net income for the year ended December 31, 2016 was $1.5 million or $1.10 basic and diluted earnings per share compared to a net income of $1.4 million or $1.37 basic and $1.36 diluted earnings per share for the year-to-date period ended December 31, 2015.

Net interest and dividend income for the fourth quarter increased $636 thousand or 20.9% as compared to the fourth quarter of 2015 due principally to growth in the Bank’s commercial and consumer loan portfolios. Gain on sale of mortgages increased 26.3% to $452 thousand compared to the quarter ended December 31, 2015. Noninterest income decreased $2 thousand compared to the quarter ended December 31, 2015, and noninterest expense increased $94 thousand as the Bank continues to invest in its three primary business lines of Commercial, Retail and Mortgage Banking.

“We are very pleased to report significantly improved earnings for the fourth quarter of 2016 resulting principally from commercial loan growth and increase in gain on sale of mortgages,” said Simsbury Bank President & CEO Martin J. Geitz. “Our net income for the year ended December 31, 2016 increased $83 thousand (5.9%) over the prior year ended December 31, 2015. We were able to achieve this significant growth in income even as we incurred increased costs related to the opening of our new branch in West Hartford, interest on the subordinated debt issuance as part of our capital raise in late 2015, the reorganization of our mortgage business, and the replacement of all customer cards with EMV chip enabled cards. Most of our balance sheet growth came from a 49.4% increase in commercial loans since the end of the prior year as our focus on serving the needs of privately owned businesses continues to gain momentum.”

Key highlights for quarter ended December 31, 2016 compared to quarter ended December 31, 2015 included:

  Net Income increased 65.9%.
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $634 thousand or 16.3%.
  Net interest and dividend income increased 20.9% to $3.7 million.
  Provision for loan losses totaled $305 thousand due primarily to loan growth. The allowance for loan losses at December 31, 2016 was 0.92% of total gross loans.
  Gain on sale of mortgages increased $94 thousand, or 26.3%.
  Net loans grew $81.8 million or 25.3%.
  Commercial loan balances increased $58.8 million or 49.5% to $177.8 million compared to December 31, 2015.
  Consumer loans grew $16.8 million or 25.0% to $83.8 million driven primarily by the purchase of $18.8 million of refinanced student loans during the year.
  Total deposits increased $41.1 million or 11.0% to $413.8 million, driven by increases in savings and NOW deposits of $33.1 million, and time deposits of $9.3 million, partially offset by a decrease in demand deposits of $1.2 million.

Key highlights for year ended December 31, 2016 compared to year ended December 31, 2015 included:

  Net Income increased 5.9%.
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $1.9 million or 12.6% to $16.7 million.
  Net interest and dividend income increased 15.2% to $13.6 million.
  Provision for loan losses totaled $911 thousand due primarily to loan growth. The allowance for loan losses at December 31, 2016 was 0.92% of total gross loans.
  Gain on sale of mortgages increased $337 thousand, or 25.4%.

The Company’s allowance for loan losses at December 31, 2016 was 0.92% of total gross loans. The Company had non-accrual loans totaling $4.1 million or 0.99% of total loans on December 31, 2016, compared to non-accrual loans totaling $4.1 million or 1.27% of total loans a year ago. Total non-accrual and delinquent loans on December 31, 2016 was 1.26% of loans outstanding compared to 1.44% on December 31, 2015.

Total deposits on December 31, 2016 were $414 million, an increase of $41.1 million or 11.0% over a year ago primarily due to an increase in savings and NOW deposits of $33.1 million and a $9.3 million increase in time deposit accounts. At year end, 33% of total deposits were in non-interest bearing demand accounts, 51% were in low-cost savings, money market and NOW accounts and 16% were in time deposits.

For the quarter ended December 31, 2016, total net revenues, consisting of net interest and dividend income plus noninterest income, were $4.5 million compared to $3.9 million for the same period in 2015, an increase of $634 thousand or 16.3% above the prior year’s fourth quarter. Net interest and dividend income increased $636 thousand or 20.9% primarily driven by a $1.0 million, or 36.8%, increase in interest and fees on loans. The increase was partially offset by increased interest expense on deposits of $212 thousand primarily due to increases in interest-bearing deposit balances. Noninterest income decreased by $2 thousand or 0.24%, primarily due to a decrease in mortgage servicing activities of $83 thousand, and a decrease in gain on available-for-sale securities of $40 thousand. These were partially offset by an increase in gain on sale of mortgages of $94 thousand.

For the year ended December 31, 2016, total net revenues, consisting of net interest and dividend income plus noninterest income, were $16.7 million compared to $14.9 million for the year ended December 31, 2015, an increase of $1.9 million or 12.6% above the year ended December 31, 2015. Net interest and dividend income increased $1.8 million or 15.3% primarily driven by a $2.8 million, or 25.6%, increase in interest and fees on loans. The increase was partially offset by an increase in interest expense on subordinated debt of $454 thousand and increased interest expense on deposits of $266 thousand. Noninterest income increased by $74 thousand or 2.4%, primarily due to an increase in gain on sale of mortgage loans of $337 thousand and an increase in other service charges and fees of $176 thousand. These were partially offset by a decrease in income from mortgage loan servicing activities of $391 thousand. Mortgage loan servicing activities decreased $391 thousand in-part due to a writedown related to the decline in the value of mortgage servicing rights. Gain on sale of loans sold for the year ended December 31, 2016 was $1.7 million compared to $1.3 million for the year ended December 31, 2015.

The Company’s year-to-date 2016 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.03% compared to 3.03% for the 2015 period. The Company’s yield on earning assets increased 16 basis points to 3.37% and the cost of funds increased 23 basis points to 0.50% The Company’s taxable-equivalent margin for the three months ended December 31, 2016 was 3.14% compared to 3.09% for the three months ended December 31, 2015.

Total noninterest expense for the fourth quarter of 2016 was $3.4 million, an increase of $94 thousand or 2.8% above the fourth quarter of 2015. The increase was primarily driven by an increase in FDIC expense of $48 thousand, occupancy costs of $36 thousand, and advertising and promotions of $20 thousand. FDIC expenses increased due to the larger asset and deposit base of the institution when compared to the fourth quarter of 2015. These were partially offset by a decrease in data processing fees of $35 thousand.

Total noninterest expense for the year ended December 31, 2016 was $14.1 million, an increase of $1.1 million or 8.7% above the comparable 2015 period. The increase was primarily driven by increases in salary and benefits expense of $627 thousand, advertising and promotion costs of $163 thousand, occupancy costs of $136 thousand, and data processing fees of $63 thousand. These were partially offset by decreases in professional fees of $92 thousand.

Capital levels for The Simsbury Bank & Trust Company on December 31, 2016 remain above the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios December 31, 2016
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.46%	5.00%
Tier 1 Risk-Based Capital Ratio	10.65%	8.00%
Total Risk-Based Capital Ratio	11.72%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	10.65%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
December 31, 2016 and December 31, 2015

(Dollars in thousands, except share data)

	12/31/2016	12/31/2015
	(unaudited)
ASSETS
Cash and due from banks	$10,976	$8,933
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	9,786	19,795
Money market mutual funds	95	13
Federal funds sold	150	149
Cash and cash equivalents	21,007	28,890

Certificates of deposit	1,250	1,250

Investments in available-for-sale securities (at fair value)	58,728	71,517
Federal Home Loan Bank stock, at cost	2,896	2,047

Loans held-for-sale	2,801	2,167

Loans outstanding	409,152	326,723
Less allowance for loan losses	3,753	3,028
Loans, net	405,399	323,695

Premises and equipment, net	1,905	1,420
Accrued interest receivable	1,301	1,143
Bank owned life insurance	9,130	7,389
Other assets	5,582	5,262
Total other assets	17,918	15,214

TOTAL ASSETS	$509,999	$444,780

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$134,341	$135,580
Savings and NOW deposits	212,835	179,775
Time deposits	66,588	57,287
Total deposits	413,764	372,642

Securities sold under agreements to repurchase	2,694	1,915
Federal Home Loan Bank advances	54,058	31,500
Long-term subordinated debt	7,252	7,230
Other liabilities	1,944	1,751
Total liabilities	479,712	415,038

Stockholders' equity:
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,372,394 shares and 1,371,980 shares, respectively, at
December 31, 2016; 1,360,591 shares and 1,360,177 shares, respectively, at December 31, 2015	19,133	18,856
Retained earnings	12,017	11,288
Treasury stock, 414 shares	(7)	(7)
Unearned compensation- restricted stock awards	(293)	(206)
Accumulated other comprehensive loss	(563)	(189)
Total stockholders' equity	30,287	29,742
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$509,999	$444,780

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Income

(Dollars in thousands, except share data)

	For the quarter ended		For the twelve months ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$3,777	$2,762	$13,591	$10,819
Investment securities	344	391	1,473	1,627
Federal funds sold and overnight deposits	15	13	81	38
Total interest and dividend income	4,136	3,166	15,145	12,484

Interest expense:
Deposits	261	49	881	615
Repurchase agreements	2	1	6	4
Interest on long-term subordinated debt	137	61	515	61
Federal Home Loan Bank advances	58	13	192	48
Total interest expense	458	124	1,594	728

Net interest and dividend income	3,678	3,042	13,551	11,756

Provision for loan losses	305	133	911	278

Net interest and dividend income after
provision for loan losses	3,373	2,909	12,640	11,478

Noninterest income:
Service charges on deposit accounts	101	97	379	400
Gain (loss) on available-for-sale securities, net of writedowns	(1)	39	91	132
Other service charges and fees	211	208	945	769
Increase in cash surrender value
of life insurance policies	64	52	241	206
Mortgage loan servicing activities	(62)	21	(378)	13
Gain on sale of mortgages	452	358	1,666	1,329
Investment services fees and commissions	62	57	194	216
Other income	16	13	58	57
Total noninterest income	843	845	3,196	3,122

Noninterest expense:
Salaries and employee benefits	1,799	1,811	7,499	6,872
Occupancy expense	384	348	1,530	1,394
Equipment expense	102	93	420	399
Advertising and promotions	97	77	605	442
Forms and supplies	41	37	202	162
Professional fees	134	123	479	571
Directors' fees	56	68	216	248
Correspondent charges	86	67	314	255
FDIC Assessment	126	78	349	312
Data Processing Fees	208	243	836	773
Internet banking costs	61	51	282	208
Other expenses	334	338	1,335	1,314
Total noninterest expense	3,428	3,334	14,067	12,950

Income before income taxes	788	420	1,769	1,650
Income tax provision	184	56	277	241

Net income	$604	$364	$1,492	$1,409

Less: Preferred stock dividend and accretion	$-	$22	$-	$108

Net income available to common stockholders	$604	$342	$1,492	$1,301

Average shares outstanding, basic	1,347,872	1,143,649	1,350,725	953,539
Earnings per common share, basic	$0.45	$0.30	$1.10	$1.37

Average shares outstanding, assuming dilution	1,357,070	1,148,399	1,359,265	956,614
Earnings per common share, assuming dilution	$0.45	$0.30	$1.10	$1.36

CONTACT:
Simsbury Bank
Martin J. Geitz, 860-651-2088
President, & CEO
860-408-4679 (fax)
mgeitz@simsburybank.com